Exhibit 99.1

Delta Apparel Receives Unsolicited Offer to Purchase Its Salt Life Business

October 2, 2023, DULUTH, GA --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced that it has received an unsolicited offer to purchase its Salt Life business unit and its Board of Directors has engaged  Baird as the Company’s financial advisor.

Bob Humphreys, Chairman and Chief Executive Officer, commented, “Our Board of Directors and management team are committed to maximizing value for Delta Apparel shareholders, and we believe it is in their best interests to conduct a thorough review of strategic options for our Salt Life business given the widespread interest in it.  The Salt Life team has done an excellent job in taking what was essentially a small regional brand with a primarily wholesale business when we acquired it in 2013 and growing it into a highly profitable business with over $60 million in revenue, a consumer base stretching across the United States and internationally, and a variety of new go-to-market strategies, product categories and revenue channels. Today, Salt Life products are offered in over 1,700 wholesale doors across 48 states and direct-to-consumer via a growing eCommerce site as well as 25 branded retail stores spanning the U.S. coastline from California to Florida to New York.”

There can be no assurances as to the timing, terms or structure of any potential transaction or that a transaction will consummate. Any decision with respect to a potential transaction or other strategic alternative remains subject to approval by the Delta Apparel Board of Directors. Delta Apparel does not intend to comment on the above-referenced process or disclose additional developments until its Board of Directors approves a specific transaction or otherwise concludes its review of strategic alternatives.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the general U.S. and international economic conditions; the impact of the COVID-19 pandemic and government/social actions taken to contain its spread on our operations, financial condition, liquidity, and capital investments, including recent labor shortages, inventory constraints, and supply chain disruptions; significant interruptions or disruptions within our manufacturing, distribution or other operations; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the volatility and uncertainty of cotton and other raw material prices and availability; the competitive conditions in the apparel industry; our ability to predict or react to changing consumer preferences or trends; our ability to successfully open and operate new retail stores in a timely and cost-effective manner; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; changes in economic, political or social stability at our offshore locations or in areas in which we, or our suppliers or vendors, operate; our ability to attract and retain key management; the volatility and uncertainty of energy, fuel and related costs; material disruptions in our information systems related to our business operations; compromises of our data security; significant changes in our effective tax rate; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; changes in international trade regulations; our ability to comply with trade regulations; changes in employment laws or regulations or our relationship with employees; negative publicity resulting from violations of manufacturing standards or labor laws or unethical business practices by our suppliers and independent contractors; the inability of suppliers or other third-parties, including those related to transportation, to fulfill the terms of their contracts with us; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the impairment of acquired intangible assets; foreign currency exchange rate fluctuations; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

About Salt Life

For twenty years, Salt Life® has led the ocean lifestyle category, embracing those who love fishing, diving, surfing, beach fun, sun-soaked relaxation, and everything in between. Founded in 2003 by four avid watermen from Jacksonville Beach, Florida, Salt Life has grown through widespread distribution and coast-to-coast retail stores. The brand’s professional roster boasts numerous athletes, sportsmen, and other ambassadors in the fishing, surfing, diving, and music worlds. Salt Life offers omnichannel consumer engagement through its YouTube channel, Instagram, Facebook, in-store activations, and The Daily Salt content portal, which includes Above & Below: a Salt Life Podcast as well as the Charter Captain, Surf Instructor, and Dive Instructor directories.

Salt Life products are available to consumers at www.saltlife.com and in surf shops, specialty stores, department stores, and sporting goods retailers, as well as at Salt Life’s various branded retail stores dotting the U.S. coastline from California to Florida and up the eastern seaboard to New York. The brand’s flagship store is in Jacksonville Beach, Florida, where the term “Salt Life” was coined over 20 years ago.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Source: Delta Apparel, Inc.